Exhibit 10.18.9

RESTATED TERM PROMISSORY NOTE

$13,826,834.00	Fort Worth, Texas	February 11, 2015

Promise to Pay. For value received, MAALT, L.P., a Texas limited partnership, and GHMR OPERATIONS, L.L.C., a Texas limited liability company (collectively “Borrowers”), jointly and severally promise to pay to the order of PLAINSCAPITAL BANK (“Lender”), at its offices in Tarrant County, Texas, at 801 Houston Street, Fort Worth, Texas 76102, the sum of Thirteen Million Eight Hundred Twenty-Six Thousand Eight Hundred Thirty-Four Dollars ($13,826,834.00) (“Total Principal Amount”), or such amount less than the Total Principal Amount which is outstanding from time to time, in legal and lawful money of the United States of America, together with interest thereon from this date until maturity at a fixed rate equal to the lesser of (i) five percent (5.00%) per annum, subject to the Adjustment Date described below, or (ii) the Maximum Rate. “Maximum Rate” shall mean at the particular time in question the maximum rate of interest which, under applicable law, may then be charged on this Term Note. “Adjustment Date” means June 15, 2019, and thereafter, the rate on this Term Note shall be as set forth in Subsection (a) of Section 1 of the Loan Agreement (as defined below).

Payment Terms. This Term Note is due and payable on the terms set out below:

(a) accrued interest on this Term Note shall be due and payable on February 15, 2015;

(b) principal and accrued interest on this Term Note shall be due and payable in an amount sufficient to fully amortize the principal balance of the Term Loan as of March 15, 2015, on April 15, 2015, May 15, 2015, and June 15, 2015;

(c) accrued interest on any advances made on this Term Note from March 15, 2015, through the Termination Date (as defined in the Loan Agreement) shall be due and payable on April 15, 2015, May 15, 2015, and June 15, 2015;

(d) thereafter, principal and accrued interest on this Term Note shall be due and payable in an amount sufficient to fully amortize the principal balance of the Term Loan as of July 15, 2015, and with the payment to be adjusted by Lender, if necessary, as of the Adjustment Date, commencing on the fifteenth (15th) day of July 2015, and continuing on the fifteenth (15th) day of each successive month thereafter; and

(e) the outstanding principal balance of this Term Note, together with all accrued but unpaid interest, shall be due and payable on the Maturity Date. Unless its maturity is sooner accelerated as set forth herein, this Term Note will mature on December 15, 2021 (the “Maturity Date”), at which time all unpaid sums then owing will be payable in full, principal and interest.

This Term Note may be prepaid in whole or in part at any time without premium or penalty.

Security. Payment hereof is secured by the following (collectively the “Loan Documents”): (1) obligations under a Loan Agreement dated June 15, 2014, executed by Borrowers, Lender, and others, as now or hereafter amended, restated, replaced, supplemented, or otherwise modified, from time to time (the “Loan Agreement”); (2) the Security Documents (as defined in the Loan Agreement); and (3) any other agreement (now existing or made hereafter) relating to the loans between Lender and Borrowers.

Payments. Unless otherwise agreed to in writing or otherwise required by applicable law, payments will be applied first to unpaid accrued interest, then to principal, and any remaining amount to any unpaid collection costs, delinquency charges, and other charges; provided, however, upon delinquency or other Event of Default, Lender reserves the right to apply payments among principal, interest, delinquency charges, collection costs, and other charges, in such order and manner as the holder of this Term Note may from time to time determine in its sole discretion. All payments and prepayments of principal of or interest on this Term Note shall be made in lawful money of the United States of America in immediately available funds, at the address of Lender indicated above, or such other place as the holder of this Term Note shall designate in writing to Borrowers. If any payment of principal of or interest on this Term Note shall become due on a day which is not a Business Day (as defined below), such payment shall be made on the next succeeding Business Day and any such extension of time shall be included in computing interest in connection with such payment. As used herein, the term “Business Day” shall mean any day other than a Saturday, Sunday, or any other day on which national banking associations are authorized to be closed. The books and records of Lender shall be prima facie evidence of all outstanding principal of and accrued and unpaid interest on this Term Note.

Interest on Past Due Amounts and Default Interest. To the extent any interest is not paid on or before the date it becomes due and payable, Lender may, at its option, add such accrued but unpaid interest to the principal of this Term Note. Notwithstanding anything herein to the contrary, (i) while any Event of Default (as defined below) is outstanding, (ii) upon acceleration of the maturity hereof following an uncured Event of Default, or (iii) at the Maturity Date, all principal of this Term Note shall, at the option of Lender, bear interest at the Maximum Rate until paid.

Late Fees. To the extent any payment due under this Term Note or any Loan Document is not paid within ten (10) calendar days of the due date therefore, in addition to any interest or other fees and charges due hereunder or under the applicable Loan Document, Borrowers shall pay a late fee equal to five percent (5%) of the amount of the payment that was required to have been made.

Events of Default. The occurrence at any time of any of the following events or the existence of any of the following conditions shall collectively be called “Events of Default” or singly called an “Event of Default”:

(a) Failure to make punctual payment when due of any sums owing on this Term Note; or

(b) Any “Event of Default” under the Loan Agreement, the Events of Default defined in the Loan Agreement being cumulative to those contained in this Term Note.

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Remedies. Upon an Event of Default, and Borrowers’ failure to timely cure such default following any notice, cure, or grace period required by the Loan Agreement, at the option of Lender the entire indebtedness evidenced hereby, as well as all other liabilities of Borrowers to Lender, shall be matured without further notice, and Lender may exercise any or all of the rights and remedies available to it, including, without limitation, those under this Term Note, the Loan Documents, and any other instrument or agreement relating hereto, or any one or more of them. The failure of Lender to exercise its option to accelerate the maturity of this Term Note shall not constitute a waiver of its right to exercise the same at any other time. Any Event of Default under this Term Note shall constitute a default under each of the Loan Documents, and any default under any of the Loan Documents shall constitute an Event of Default under this Term Note.

Waiver. Except such notice of default as is specifically required by the Loan Agreement, Borrowers and all other Obligated Parties severally waive the order of their liability, the marshaling of assets, demand, presentment for payment, notice of dishonor, protest and notice of protest, notice of default, notice of intent to accelerate maturity, and notice of the acceleration. Borrowers and all other Obligated Parties agree to all renewals and extensions of this Term Note and partial payments and releases or substitutions of security, in whole or in part, with or without notice, before or after maturity. In case of any renewal or extension of this Term Note or any part of the indebtedness evidenced hereby, all liens and security interests securing payment hereof will continue to secure payment of the renewal or extension note or notes.

Business Loan. Borrowers represent to and covenant with Lender that: (1) all loans evidenced by this Term Note are and shall be “business loans” as that term is used in the Depository Institutions Deregulation and Monetary Control Act of 1980, as amended; and (2) the loans are for business, commercial, investment, or other similar purposes and not for personal, family, household, or agricultural use, as those terms are used in the Texas Finance Code. Borrowers and Lender further agree that Chapter 346 of the Texas Finance Code does not apply to this Term Note, even if this Term Note evidences a revolving debt.

Collection Costs. If this Term Note is placed in the hands of attorneys for collection, if suit is filed hereon, if this Term Note is collected through bankruptcy proceedings (including any proceeding, federal or state, for the relief of debtors), or if Lender becomes a party either as plaintiff or defendant in any legal proceeding in relation to the property securing payment of this Term Note, Borrowers agree to pay additionally to Lender reasonable attorneys fees and collection costs.

Savings Clause. Regardless of any provision contained in this Term Note, the Loan Documents, or any instrument executed or delivered in connection herewith, it is the express intent of the parties that at no time shall any of the Obligated Parties pay interest in excess of the Maximum Rate (or any other interest amount which might in any way be deemed usurious), and Lender will never be considered to have contracted for or to be entitled to charge, receive, collect, or apply as interest on this Term Note, any amount in excess of the Maximum Rate (or any other interest amount which might in any way be deemed usurious), and, in the event that Lender ever receives, collects, or applies as interest any such excess, the amount which would be excessive interest will be applied to the reduction of the principal balance of this Term Note, and, if the principal balance of this Term Note is paid in full, any remaining excess shall forthwith be paid to Borrowers. In determining whether the interest paid or payable exceeds the Maximum Rate (or any other interest amount which might in any way be deemed usurious), Borrowers and

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Lender shall, to the maximum extent permitted under applicable law: (1) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense or fee rather than as interest; (2) exclude voluntary prepayments and the effect thereof; and (3) spread the total amount of interest throughout the entire contemplated term of this Term Note so that the interest rate is uniform throughout the term.

Federal Small Business Certification. Borrowers represent, warrant, and certify that none of the principals of Borrowers or Borrowers’ affiliates have been convicted of, or pleaded nolo contendere to, any offense covered by 42 U.S.C. §16911(7). For purposes of this subsection, the term “principal” means: (a) with respect to a sole proprietorship, the proprietor; (b) with respect to a partnership, each managing partner and each partner who is a natural person and holds a twenty percent (20.00%) or more ownership interest in the partnership; and (c) with respect to a corporation, limited liability company, association or development company, each director, each of the five most highly compensated executives or officers of the entity, and each natural person who is a direct or indirect holder of twenty percent (20.00%) or more of the ownership stock or stock equivalent of the entity.

Miscellaneous. EXCEPT TO THE EXTENT THAT THE LAWS OF THE UNITED STATES MAY APPLY, THIS TERM NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS. THIS INSTRUMENT IS MADE AND IS PERFORMABLE IN FORT WORTH, TARRANT COUNTY, TEXAS, AND IN THE EVENT OF A DISPUTE INVOLVING THIS TERM NOTE OR ANY OTHER INSTRUMENT EXECUTED IN CONNECTION HEREWITH, BORROWERS IRREVOCABLY AGREE THAT VENUE FOR SUCH DISPUTES SHALL BE IN ANY COURT OF COMPETENT JURISDICTION IN TARRANT COUNTY, TEXAS.

Time is of the essence of this Term Note.

This Term Note may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought.

This Term Note and all the covenants, promises, and agreements contained herein are binding upon and inure to the benefit of Borrowers and Lender and their respective heirs, personal representatives, successors, and assigns.

Captions. Section headings or captions are for convenience only and are not to be used in interpreting the provisions of this Term Note.

Restatement. This Term Note amends and restates the term promissory note dated June 15, 2014, in the principal amount of $13,826,834.00, executed by Borrowers, and payable to the order of Lender.

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Notice of Final Agreement. THE WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES.

Executed and delivered to Lender in Fort Worth, Texas, on the date stated above.

BORROWERS:

MAALT, L.P.,
a Texas limited partnership
By:	Denetz Logistics, L.L.C.,
a Texas limited liability company,
its general partner

By:	/s/ Gary B. Humphreys
Gary B. Humphreys,
Manager

GHMR OPERATIONS, L.L.C., a Texas limited lability company

By:	/s/ Gary B. Humphreys
Gary B. Humphreys,
Manager

This Term Note was prepared by:

Paul D. Bradford

HARRIS, FINLEY & BOGLE, P.C.

777 Main Street, Suite 1800

Fort Worth, Texas 76102-5341

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